FIFTH AMENDMENT TO LINE OF CREDIT AND TERM LOAN AGREEMENT


         This Fifth Amendment to Line of Credit and Term Loan Agreement ("Fifth Amendment" or "Amendment") is made this 11th day of June, 1997, by and among KLEINERT'S, INC. OF ALABAMA, an Alabama corporation ("Kleinert's Alabama"), KLEINERT'S, INC. OF FLORIDA, a Florida corporation ("Kleinert's Florida") (Kleinert's Alabama and Kleinert's Florida are sometimes herein together called "Borrower"), and CORESTATES BANK, N.A., a national banking association ("Bank").

                                   BACKGROUND

         Kleinert's Alabama and Bank have entered into various agreements, documents and instruments, including, without limitation, a Line of Credit and Term Loan Agreement dated April 8, 1993, an Amendment to Line of Credit and Term Loan Agreement dated December 10, 1993, a Second Amendment to Line of Credit and Term Loan Agreement dated November 10, 1994, and a Third Amendment to Line of Credit and Term Loan Agreement dated December 11, 1995, and a Fourth Amendment to Line of Credit and Term Loan Agreement dated February 28, 1996 under which Fourth Amendment Kleinert's Florida agreed to become jointly and severally liable with Kleinert's Alabama to the Bank under and with respect to the Agreement, and various other documents providing for loans from Bank to Borrower (all of which agreements, documents and instruments are hereinafter collectively called the "Agreement"), with such loans being evidenced by a Third Amended and Restated Term Loan Note dated February 28, 1996 (the "Note"). Kleinert's Alabama, Kleinert's Florida and Bank desire to amend the Agreement, it being the intention of the parties that this Fifth Amendment set forth such amendments, to provide, among other things, for the establishment of a new line of credit facility, to be evidenced by a New Line of Credit Note, and a new term loan facility, to be evidenced by a New Term Loan Note, and each of which shall be subject to the terms and conditions set forth in the Agreement as amended by this Fifth Amendment.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Amendment to Agreement; Definition of Terms. This Fifth Amendment is intended to amend the Agreement and the Agreement shall be so amended from and after the date hereof. This Amendment does not constitute an extinguishment of any debt evidenced by the Note nor does it affect or impair any Collateral which may hereafter be held by Bank to secure payment by Kleinert's Alabama or Kleinert's Florida of liabilities to Bank under the Agreement or the Note. All terms used herein as



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defined terms shall have the same meanings ascribed to them in the Agreement, unless herein provided to the contrary.

         2. Amendment to Agreement.

         "(a) A new Section 2.07B is added to the Agreement to read in its entirety as follows:

            SECTION 2.07B.1. Line of Credit. The Bank agrees on the terms and conditions hereinafter set forth to make available to the Borrower a line of credit in the amount of Six Million Dollars ($6,000,000) (the "New Line") for Advances by the Borrower in connection the acquisition by Kleinert's, Inc., a Pennsylvania corporation (Kleinert's, Inc."), of shares of its capital stock from time to time in connection with its issuer tender offer under Section 13e-3 under the Securities Exchange Act of 1934, as amended (the "Issue Tender Offer") and thereafter up to and including July 15, 1997; provided, however, that no Advances under the New Line may be made by the Borrower after July 15, 1997 and the Borrower shall not request and the Bank shall not be required to grant, any extension of credit under the New Line that would cause the total of outstanding Advances at any time to exceed Six Million Dollars ($6,000,000).

            SECTION 2.07B.2 New Line of Credit Note. Concurrently with the execution of this Fifth Amendment, the Borrower shall execute and deliver to the Bank a note in the form attached hereto as Exhibit "A" (the "New Line of Credit Note") as evidence of Advances under the New Line. The provisions of the New Line of Credit Note are incorporated herein. The total amount of the Advances and of each payment of principal, if any, and interest received by the Bank on account of the New Line shall be evidenced by the Bank's records, which shall, in the absence of manifest error, be conclusive as to the outstanding balance under the New Line and interest thereon. Any principal amount of any Advance under the New Line repaid by the Borrower to the Bank shall not again be subject to any subsequent Advance, it being the intention of the Borrower and the Bank that the New Line shall not be a revolving credit facility.

            SECTION 2.07B.3 Notice and Manner of Borrowing. The Borrower shall give the Bank written or telecopier notice (effective upon receipt) of an Advance under this Section 2.07B on the date of the Advance. Not later than 12:00 p.m Philadelphia time on the date of such request for an Advance and upon fulfillment of any applicable conditions, the Bank will make such Advance available to the Borrower in immediately available funds by crediting the amount thereof on the Borrower's account with the Bank.



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            SECTION 2.07B.4 Mandatory and Optional Prepayments. If at any time the aggregate unpaid principal balance of all Advances under the New Line exceeds $6,000,000, the Borrower shall immediately prepay such portion of the principal amount outstanding in an amount sufficient to reduce the aggregate unpaid principal balance to an amount which is not greater than $6,000,000. Subject to Section 2.06A.2, the Borrower at its option, upon at least one (1) Business Day's notice to the Bank, prepay the New Line of Credit Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

            SECTION 2.07B.5 Termination of New Line; Conversion to New Term Loan. The New Line shall terminate on July 15, 1997, and the Borrower shall not request and the Bank shall not be required to grant, any extension of credit under the New Line after July 15, 1997. So long as no Event of Default has occurred and is continuing, on July 15, 1997, without any further action on the part of the Bank and the Borrower, the New Line shall be automatically converted into and become, and the Bank shall be deemed to have extended to the Borrower, a term loan (the "New Term Loan") in the principal amount equal to the unpaid principal amount outstanding on the New Line at July 15, 1997, to be repaid as provided in the New Term Loan Note.

            SECTION 2.07B.6 Substitution of New Term Loan Note for New Credit Line Note. On July 15, 1997, the Borrower shall execute and deliver to the Bank a note in the form attached hereto as Exhibit "B" (the "New Term Loan Note") as evidence of Term Loan. The New Term Loan Note shall be issued in substitution of the New Line of Credit Note, and from and after July 15, 1997, the payment of the unpaid principal amount outstanding under the New Line shall be governed by the terms of the New Term Loan Note; provided, however, that the substitution of the New Term Loan Note for the New Line of Credit Note as aforesaid shall not be intended to repay the New Line of Credit Note or constitute an extinguishment of any debt evidenced by the New Line of Credit Note. The provisions of the New Term Loan Note are incorporated herein by reference.

            SECTION 2.07B.7. Interest on the New Line of Credit Note and the New Term Loan Note.

                 (a) Commencing on the date of the first Advance under the New Line, the Advance shall be a Prime-Based Advance. Immediately thereafter, Borrower may elect from time to time to convert all or a portion of the principal amount outstanding under the New Line and New Term Loan into Prime-Based Advances or LIBOR-Based Rate Advances; provided, however, that (i) no more than four (4) portions (tranches) of principal of



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LIBOR-Based Rate Advances may be outstanding at any one time; (ii) if Borrower fails to elect to convert a LIBOR-Based Rate Advance prior to the end of the Interest Period applicable to such LIBOR-Based Rate Advance, such LIBOR-Based Rate Advance shall be automatically converted into a Prime-Based Advance; and
(iii) no Interest Period for any LIBOR-Based Rate Advance may end beyond the Maturity Date of the New Term Loan Note.

                (b) The Borrower shall give the Bank notice of its election to convert any principal portion of the New Line or New Term Loan into a Prime-Based Rate Advance or LIBOR-Based Rate Advance no later than 12:00 noon (Philadelphia, Pennsylvania time) on the date which is one Business Day prior to the date on which any selection is to become effective stating (i) the Advance or Advances selected; (ii) the principal amount of each Advance and (iii) the Interest Period of each LIBOR Based-Rate Advance.

                (c) Interest on the unpaid principal amount under the New Line shall commence to accrue on the date of the first Advance and shall be due and payable on July 15, 1997; provided, however, that interest on any LIBOR-Based Rate Advance shall be due and payable at the end of the Interest Period applicable to such LIBOR-Based Rate Advance, but if the applicable Interest Period expires after July 15, 1997, then on July 15, 1997.

                (d) Interest on the New Term Loan shall be due and payable on a quarter annual basis commencing September 1, 1997; provided, however, that interest on any LIBOR-Based Rate Advance shall be due and payable at the end of the Interest Period applicable to such LIBOR-Based Rate Advance, and if the applicable Interest Period is greater than ninety (90) days, then on the day which is ninety days after the first day of such Interest Period.

                (e) The provisions of Section 2.06A.2, as amended by this Fifth Amendment, shall apply to LIBOR-Based Rate Advances under the New Line and the New Term Loan."

         (b) Section 2.06A.2 of the Agreement shall be amended (i) by adding the phrase "or Section 2.07B.7" after the term "Section 2.06A.1 in subsection 2.06A.2(a)(i) thereof, and (ii) by adding the phrase "or the New Line or the New Term Loan" after the words "Term Loan" wherever used therein.

         3. Representations, Warranties and Covenants. All representations, warranties and covenants of Borrower contained in the Agreement are hereby ratified and confirmed without



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condition as if made anew upon the execution of this Fifth Amendment and are hereby incorporated by reference.

         4. Certification of No Default. Borrower hereby represents and warrants to Bank that, as to the date of the execution of the Fifth Amendment, no Event of Default under the Agreement and no event, which with the giving of notice or passage of time, or both, could become such an Event of Default has occurred.

         5. Reaffirmation of Guaranty. Kleinert's, Inc. has executed and delivered to Bank its Guaranty, dated February 28, 1996, guarantying the payment and performance of the liabilities of Borrower to Bank. Kleinert's, Inc. hereby acknowledges that Borrower's liabilities to Bank, as defined in said Guaranty, shall mean and include all liabilities of Borrower to Bank under the Agreement and Fifth Amendment and the New Line of Credit Note and New Term Loan Note delivered in connection herewith.

         6. Miscellaneous. Except as modified by the terms hereof, all terms, provisions, and conditions of the Agreement are hereby ratified and confirmed without condition, shall continue in full force and effect, and are hereby incorporated herein by reference. This Fifth Amendment and the Agreement shall be deemed as complementing one another and not restricting Bank's rights hereunder or thereunder. If there is any conflict or discrepancy between the provisions of this Fifth Amendment and those of the Agreement, the terms and provisions of this Fifth Amendment shall control and prevail.

         7. Effectiveness of Amendment. Anything to the contrary contained in this Fifth Amendment notwithstanding, the provisions hereof shall not be effective until this Fifth Amendment is: (a) duly executed, sealed and delivered by authorized officers of Borrower to Bank's office in Philadelphia, Pennsylvania; and (b) duly signed by an authorized officer of Bank.




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         IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed and delivered by the proper and duly authorized officers as of the day and year first written above.

                                            KLEINERT'S, INC. OF ALABAMA

                                            By: /s/ Gerald E. Monigle
                                                ---------------------------
                                            Title: Vice President-Finance



                                            KLEINERT'S INC. OF FLORIDA

                                            By: /s/ Gerald E. Monigle
                                                ---------------------------
                                            Title: Vice President-Finance



                                            CORESTATES BANK, N.A.

                                            By: /s/ Karl F. Schultz
                                                ---------------------------
                                                     Karl F. Schultz
                                                     Vice President



Guarantor Acknowledgement:  (affix corporate seal)

KLEINERT'S, INC.

By: /s/ Gerald E. Monigle
    ---------------------------
Title: Vice President-Finance



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